EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National MI CFO Jay Sherwood Promoted to President
KPMG Veteran Glenn Farrell Named New Chief Financial Officer

EMERYVILLE, CA -December 9, 2014 -NMI Holdings, Inc., (NASDAQ: NMIH) announces that effective January 1, 2015, Jay Sherwood will be promoted to president of NMI Holdings, Inc. and its subsidiary company, National Mortgage Insurance Corporation (National MI). Glenn Farrell, a 33-year veteran of accounting and consulting firm KPMG LLP, has been named the new chief financial officer (CFO). Current President Bradley Shuster will remain the chief executive officer (CEO) of National MI and chairman of the board of NMI Holdings, Inc.
Sherwood has over 20 years of experience in finance, securities and investments. A co-founder of National MI, he has held the positions of executive vice president and CFO of National MI since the company's inception. In his new role as president of National MI, he will be responsible for overseeing the company’s sales, insurance operations, and information technology functions.
"Jay has been a key leader in National MI’s launch and success,” Shuster said. “He helped execute our initial capital raise, assisted in taking the company public, and has done an extraordinary job leading the finance department. Jay’s promotion to president recognizes the expanded role and responsibility he is assuming. I am confident that Jay will continue to play an instrumental part in the future growth of our company.”
New CFO Glenn Farrell joins National MI after serving in several leadership positions during his nearly 35-year tenure at KPMG, which included audit practice leader and partner-in-charge of the company’s Northern California business unit. Throughout his career at KPMG, Farrell served as a senior advisor to a wide range of clients, both global and U.S.-based, from start-ups to Fortune 1000 companies. He holds a CPA designation, a bachelor’s degree from Amherst College, Massachusetts, and an M.B.A. in finance and accounting from the Anderson School of Management at the University of California, Los Angeles.
“Glenn brings invaluable financial management experience and expertise to National MI,” Shuster said. “We are very happy to have him join our leadership team.”

About National MI
National Mortgage Insurance Corporation (National MI), a subsidiary of NMI Holdings, Inc. (NASDAQ: NMIH), is a U.S.-based, private mortgage insurance company enabling low down payment borrowers to realize home ownership while protecting lenders and investors against losses related to a borrower’s default. To learn more, please visit www.nationalmi.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Forward-looking statements in this press release include, without limitation, statements regarding National MI’s positioning for future performance. More information about the risks, uncertainties and

EXHIBIT 99.1

assumptions affecting National MI can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.

Press Contact
Mary McGarity
Strategic Vantage Mortgage Public Relations
203-513-2721
MaryMcGarity@StrategicVantage.com

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